Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the use of our reports dated February 28, 2013, with respect to the consolidated balance sheets of Genworth Holdings, Inc. (formerly known as Genworth Financial, Inc.) as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2012, and to the use of our report dated June 25, 2012, with respect to the statements of net assets available for plan benefits of the Genworth Financial, Inc. Retirement and Savings Plan as of December 31, 2011 and 2010, the related statement of changes in net assets available for plan benefits for the year ended December 31, 2011, the supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2011, and the supplemental schedule H, line 4j - schedule of reportable transactions for the year ended December 31, 2011, all of which are incorporated by reference herein.

Our reports dated February 28, 2013 on the consolidated financial statements and related financial statement schedules, refer to the January 1, 2012 retrospective adoption of guidance relating to the presentation of comprehensive income and a change in accounting for costs associated with acquiring and renewing insurance contracts, and the retrospective change in method of accounting for the liability of future policy benefits for level premium term life insurance policies. The aforementioned reports also refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010.

/s/ KPMG LLP

Richmond, Virginia

April 1, 2013